LIFERATE SYSTEMS, INC.
                     7210 METRO BOULEVARD * EDINA, MN 55439
                      (612) 844-0599 * Fax: (612) 844-0797

November 10, 1997

Medtronic, Inc.
Medtronic Center
7000 Central Avenue Northeast
Minneapolis, MN 55432
Attention:  General Counsel

Gentlemen:

Reference is made to (i) the Convertible Promissory Note dated May 12, 1997 (the "Note") of LifeRate Systems, Inc. (the "Company") payable to Medtronic, Inc. ("Medtronic"), as "Holder" in the principal amount of $1,000,000; (ii) the Warrant dated May 12, 1997 (the "Medtronic Warrant") to purchase 100,000 shares of Common Stock of the Company; and (iii) the Investment Agreement dated as of December 26, 1995 between the Company and Medtronic (the "Investment Agreement" and together with the Note and the Medtronic Warrant being herein collectively referred to as the "Existing Agreements"). As we have discussed, the investors in our impending private placement offering of approximately 9,000,000 shares of Common Stock (the "Shares") at $.50 per share and approximately 9,000,000 warrants (the "Warrants") to purchase shares of Common Stock (the "New Financing") are requiring, as a condition to closing that offering, that we obtain certain agreements from some of our major creditors.

 Accordingly, notwithstanding anything in the Existing Agreements to the contrary, we hereby request that you agree to the following modifications and amendments to Existing Agreements, which modifications and agreements are to become effective upon, and are subject to the consummation of, the first closing of the New Financing, which closing will relate to approximately 2,500,000 Shares and approximately 2,500,000 Warrants (the "First Closing"), on or before November 21, 1997:

         (i) Interest and Principal. The Company's obligation (x) to accrue or pay any interest now or hereafter owing to Medtronic in respect of the Note shall be eliminated and canceled and (y) to pay principal to Medtronic in respect of the Note is deferred, without interest, until May 12, 2002; provided however, that this agreement to defer principal


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         shall immediately terminate in the event a voluntary or involuntary petition is filed in respect of the Company under the federal bankruptcy laws or in the event there occurs any other Event of Default under Section 4(c), (d), (e), (f), (g) or (h) of the Note; and, provided further, that, with respect to such Section 4(c), the Company shall have 60 days to cure the event specified in Section 4(c) before it shall constitute an Event of Default.

         (ii) Modification to Conversion Price. The "Conversion Price" as set forth in Section 2 of the Note is amended in its entirety to read as follows:

            "Conversion Price" means $1.50 per share of Common Stock.

         (iii) No Additional Warrants. The Company's obligation to issue the additional warrants referred to in Section 7 (a) and (b) of the Note is hereby terminated and extinguished.

         (iv) Modification to Exercise Price. The "Exercise Price" of the Medtronic Warrant (as defined therein) is repriced at $0.50 per share of Common Stock.

         (v) No Anti-Dilution Adjustments. There shall be no further adjustment to the Exercise Price of the Medtronic Warrant or the Conversion Price of the Note, nor shall there by any other anti-dilution adjustment in the number of shares purchasable under the Medtronic Warrant or convertible under the Note, resulting from (x) the issuance of the Shares, the Warrants, shares of Common Stock underlying the Warrants and any Default Shares (as defined in the Securities Purchase Agreement pursuant to which the Shares shall be sold), (y) any and all conversions of existing debt of the Company into shares of Common Stock in connection with the New Financing and (z) any and all other transactions, including without limitation, issuances of options or warrants, or adjustments to the exercise prices of existing options, warrants or convertible notes, that are being made in connection with the New Financing as set forth on Schedule 6(j) to the Securities Purchase Agreement (a copy of which Schedule is attached hereto). .

         (vi) Waiver of Rights of First Refusal; Termination of Right of First Refusal Regarding Sale of Company. Medtronic hereby (x) waives, solely for purposes of the New Financing, its rights of first refusal under
         Section 3.1 of the Investment Agreement to purchase any Shares or Warrants in the New Financing and (y) terminates and permanently waives all of its rights of first refusal on the sale of the Company as set forth in Section 3.2 of the Investment Agreement; provided, however, that Medtronic shall have its rights of first refusal as set forth in
         Section 3.2 of the Investment Agreement restored in the event that, in the twelve months prior to a Company Sale (as defined in such Section 3.2), 50% or more of the license revenue of the Company generated from LifeRate products sold for cardiovascular applications is directly generated as a result of referrals originating from the Medtronic cardiovascular sales organization.

         (vii) Registration Rights. Medtronic hereby (x) consents to the grant of registration rights to investors in the New Financing, to holders of convertible promissory notes that are converted into shares of Common Stock in connection with the New Financing (which


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         holders were granted registration rights prior to the date hereof) and to holders of the Company's convertible promissory notes dated July 21, 1997 in the aggregate principal amount of $500,000 (which holders were granted registration rights prior to the date hereof) and waives the restrictions contained in Section 8.4 of the Investment Agreement with respect thereto, (y) agrees not to exercise, and otherwise waives, any of its registration rights under Article 8 of the Investment Agreement prior to January 1, 2000 and (z) agrees that Section 8.2(b) of the Investment Agreement is deemed amended to the extent necessary to provide that any reduction in the number of securities to be included in a registration statement shall be made pro rata among Medtronic, other holders of securities of the Company having registration rights granted prior to the date of the Investment Agreement and holders of Registrable Securities, as defined in the Securities Purchase Agreement pursuant to which the Shares are to be sold.

         (viii) Assignment. This letter agreement shall be binding upon and inure to the benefit of the successors and assigns of Medtronic and no transfer of the Note, the Medtronic Warrant, or the shares of Common Stock issuable upon conversion of the Note or exercise of the Medtronic Warrant shall be made unless the transferee shall agree in writing to be bound by the terms and conditions hereof.

         (ix) Replacement of Note and Medtronic Warrant. Upon notice from the Company, Medtronic shall promptly submit the Note and the Medtronic Warrant to the Company to be exchanged for a replacement note and replacement warrant reflecting the terms of this letter agreement.

Except as modified above, the Existing Agreements shall continue in full force and effect.

Please acknowledge your agreement to the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,

LIFERATE SYSTEMS, INC.

By:  /s/David J. Chinsky
     -------------------------------------
         President & CEO

                                            ACKNOWLEDGED AND AGREED TO
                                            THIS 14th DAY OF November, 1997:

                                            MEDTRONIC, INC.

                                            By:  /s/Robert Paulson
                                                 -------------------------------
                                                 VP Strategy and Planning